Exhibit 99.1

Kiora Pharmaceuticals Reports Third Quarter Results; Retinal Disease Pipeline Advancing Two Phase 2 Studies

Encinitas, California – November 8, 2024 - Kiora Pharmaceuticals, Inc. (NASDAQ: KPRX) ("Kiora" or the "Company") today announced third quarter 2024 financial results and provided an update on its pipeline of therapeutics for the treatment of retinal diseases. Key third quarter and recent corporate highlights include:

•Investigational new drug application approval to initiate ABACUS-2, the Phase 2 study of KIO-301, a novel molecular photoswitch, for the treatment of retinitis pigmentosa.
•Finalized the design of the Phase 2 KLARITY trial of KIO-104, a small molecule targeting the treatment of multiple retinal inflammatory diseases, with submission for trial approval on track for Q4 2024.
•Ended the quarter with $29.0 million in cash, cash equivalents and short-term investments plus $1.8 million in collaboration receivables related to the Company’s Théa Open Innovation (TOI or Théa) partnership.
•Expected runway into 2027, excluding any potential partnership milestones.

“Kiora remains in a strong position with two compelling and innovative drug candidates entering Phase 2 clinical trials and a strong balance sheet to fund development and operations beyond anticipated readouts for both studies,” said Brian M. Strem, Ph.D., President & Chief Executive Officer of Kiora. “During the third quarter, we worked diligently to prepare for these trials, which will increase their likelihood of success.

“Regarding KIO-301, we recently received approval to initiate ABACUS-2, a 36-patient, multi-center, double-masked, randomized, controlled, multi-dose study in patients with ultra-low vision or no light perception due to retinitis pigmentosa. Based on KIO-301’s differentiated mechanism of action as a small molecule, we will enroll patients with any of the known 150-plus underlying gene mutations associated with retinitis pigmentosa. Dosing of the first patient with KIO-301 will begin next year following the completion of the ongoing validation work around functional vision endpoints.

“Following multiple interactions with the FDA and European regulators, retinal specialists, and patient advocacy groups, it’s clear that demonstrating improvement in functional vision is essential for marketing authorization as well as reimbursement. Thus, throughout the third quarter and continuing into the fourth, we’ve invested time to validate functional vision endpoints, increasing the probability of success of ABACUS-2 and a potential Phase 3 study in the US and Europe. This validation work is being performed in collaboration with our partner Théa, with additional support from the Choroideremia Research Foundation.

“Our other active program is KIO-104, a potent, locally delivered small molecule that we are developing to treat inflammatory retinal diseases. The goal is to offer patients and providers an alternative to chronic steroid use or systemic anti-inflammatory drugs, both of which often lead to complications. KIO-104 acts by suppressing specific types of T cells and their resulting biomolecules (cytokines) that underlie damaging inflammation. Following a previously successful first-in-man study, we now plan to initiate KLARITY in the first half of next year. This study will be a Phase 2 clinical trial to explore multiple doses of KIO-104 in patients with inflammatory retinal diseases, including posterior non-infectious uveitis and diabetic macular edema. Findings in the study will inform a dose expansion trial in one or more specific indications.”

Kiora’s Chief Financial Officer, Melissa Tosca, added, "We continue to efficiently manage our cash while creating value by investing in our pipeline. Our Théa partnership enables our overall pipeline progress through their reimbursement of our KIO-301 R&D activities, allowing us to invest further in KIO-104. Going forward, we anticipate R&D expenses will increase as we begin patient enrollment in the KLARITY trial. However, we maintain a cash runway into 2027, before any potential partnership milestones, and beyond the expected data readouts from ABACUS-2 and KLARITY.”

Third Quarter Financial Highlights
Kiora ended the third quarter of 2024 with $29.0 million in cash and cash equivalents and short-term investments. In addition, the Company recorded $1.8 million in collaboration receivables from TOI for reimbursed R&D expenses and $0.4 million R&D incentive tax credits. The increase in cash position from the prior quarter was due primarily to the receipt of $1.5 million in R&D incentive tax credits.

Research and development expenses for the third quarter of 2024 were $2.2 million, before recognizing $0.9 million in reimbursement from Théa. This resulted in net research and development expenses for the third quarter of 2024 of $1.3 million compared to $1.1 million in R&D expenses in the third quarter of 2023, during which time there were no partnership-related reimbursement credits. The year-over-year increase was primarily due to research activities related to KIO-301 and KIO-104.

General and administrative expenses were $1.4 million for the third quarter of 2024, no change from the $1.4 million spent in the third quarter of 2023.

Net loss was $3.4 million for the third quarter of 2024 compared to a net loss of $5.8 million for the third quarter of 2023. The decrease in net loss is primarily attributed to a non-cash component, the change in fair value of contingent consideration, of -$1.1 million in the third quarter of 2024 related to the strategic decision to focus on KIO-301 and KIO-104 and halt any continuing development and licensing activities for KIO-201.

About Kiora Pharmaceuticals
Kiora Pharmaceuticals is a clinical-stage biotechnology company developing and commercializing products for the treatment of orphan retinal diseases. KIO-301 is being developed for the treatment of retinitis pigmentosa, choroideremia, and Stargardt disease. It is a molecular photoswitch that has the potential to restore vision in patients with inherited and/or age-related retinal degeneration. KIO-104 is being developed for the treatment of retinal inflammation. It is a next-generation, non-steroidal, immuno-modulatory, and small-molecule inhibitor of dihydroorotate dehydrogenase. In addition to news releases and SEC filings, we expect to post information on our website, www.kiorapharma.com, and social media accounts that could be relevant to investors. We encourage investors to follow us on Twitter and LinkedIn as well as to visit our website and/or subscribe to email alerts.

Forward-Looking Statements
Some of the statements in this press release are "forward-looking" and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These "forward-looking" statements include statements relating to, among other things, Kiora's ability to execute on development and commercialization efforts and other regulatory or marketing approval efforts pertaining to Kiora's development-stage products, including KIO-104 and KIO-301, as well as the success thereof, with such approvals or success may not be obtained or achieved on a timely basis or at all, the sufficiency of existing cash on hand to fund operations for specific periods, the projected cash runway, the ability to timely complete planned initiatives for 2024, including phase 2 clinical development of KIO-301 and KIO-104, the potential for KIO-301 to be the first treatment options for patients with inherited degenerative diseases like RP, Kiora's plans to further fund development of KIO-104, the potential for KIO-104 to reduce inflammation, the timing of topline results from clinical trials of KIO-104, the potential for KIO-104 to apply to other retinal inflammatory diseases, the anticipated readout dates for Kiora’s clinical trials and their likelihood of success, and expected trends for research and development and general and administrative spending in 2024. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release the ability to conduct clinical trials on a timely basis, market and other conditions and certain risk factors described under the heading "Risk Factors" contained in Kiora's Annual Report on Form 10-K filed with the SEC on March 25, 2024 or described in Kiora's other public filings including on Form 10-Q filed with the SEC on November 8, 2024. Kiora's results may also be affected by factors of which Kiora is not currently aware. The forward-looking statements in this press release speak only as of the date of this press release. Kiora expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions, or circumstances on which any such statement is based, except as required by law.

Contact:

investors@kiorapharma.com

Financial Tables Follow

KIORA PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2024 (unaudited)	December 31, 2023
ASSETS
Current Assets:
Cash and Cash Equivalents	$5,637,019	$2,454,684
Short-Term Investments	23,398,016	—
Prepaid Expenses and Other Current Assets	470,424	233,382
Collaboration Receivables	1,783,472	—
Tax and Other Receivables	363,706	2,049,965
Total Current Assets	31,652,637	4,738,031
Non-Current Assets:
Property and Equipment, Net	62,609	8,065
Restricted Cash	4,520	4,267
Intangible Assets and In-Process R&D, Net	6,687,100	8,813,850
Operating Lease Assets with Right-of-Use	72,637	106,890
Other Assets	29,851	40,767
Total Assets	$38,509,354	$13,711,870
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$660,415	$206,260
Accrued Expenses	1,714,211	1,380,666
Accrued Collaboration Credit	1,119,591	—
Operating Lease Liabilities	33,447	47,069
Contingent Consideration, short-term	—	—
Total Current Liabilities	3,527,664	1,633,995
Non-Current Liabilities:
Contingent Consideration	4,133,008	5,128,959
Deferred Tax Liability	779,440	779,440
Operating Lease Liabilities	39,190	59,822
Total Non-Current Liabilities	4,951,638	5,968,221
Total Liabilities	8,479,302	7,602,216
Commitments and Contingencies (Note 8)
Stockholders’ Equity:
Preferred Stock, $0.01 Par Value: 10,000,000 shares authorized; 3,750 designated Series A, 0 shares issued and outstanding; 10,000 designated Series B, 0 shares issued and outstanding; 10,000 shares designated Series C, 0 shares issued and outstanding as; 20,000 shares designated Series D, 7 shares issued and outstanding; 1,280 shares designated Series E, 0 shares issued and outstanding, 3,908 shares designated Series F, 420 issued and outstanding at September 30, 2024 and December 31, 2023, respectively	4	4
Common Stock, $0.01 Par Value: 150,000,000 and 50,000,000 shares authorized and 3,000,788 and 856,182 shares issued and outstanding at September 30, 2024 and December 31, 2023, respectively	267,679	77,078
Additional Paid-In Capital	168,996,195	153,192,228
Accumulated Deficit	(139,158,620)	(146,976,855)
Accumulated Other Comprehensive Loss	(75,206)	(182,801)
Total Stockholders’ Equity	30,030,052	6,109,654
Total Liabilities and Stockholders’ Equity	$38,509,354	$13,711,870

KIORA PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE INCOME (LOSS)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenue:
Collaboration Revenue	$—	$—	$16,000,000	$—
Grant Revenue	—	—	20,000	—
Total Revenue	—	—	16,020,000	—
Operating Expenses:
General and Administrative	1,380,997	1,415,844	4,215,411	3,782,596
Research and Development	1,317,231	1,085,010	3,717,570	2,915,392
Executive Severance	—	—	—	—
Change in Fair Value of Contingent Consideration	(1,103,991)	1,513,400	(995,951)	1,865,945
Total Operating Expenses	3,602,237	5,918,568	8,945,030	10,468,247
Change in Fair Value of Warranty Liability	—	—	—	—
Interest Income, Net	248,840	49,912	813,989	128,464
Other Income (Expense), Net	(59,929)	105,715	(70,724)	94,493
Total Other Income, Net	188,911	155,627	743,265	222,957
Net Income (Loss)	$(3,413,326)	$(5,762,941)	$7,818,235	$(10,245,290)
Deemed Dividends from Warrant Reset Provision	—	(530,985)	—	(530,985)
Net Loss Attributable to Common Shareholders	$(3,413,326)	$(6,293,926)	$7,818,235	$(10,776,275)
Net Income (Loss) per Common Share - Basic	$(0.81)	$(7.30)	$2.08	$(23.35)
Weighted Average Shares Outstanding - Basic	4,214,950	789,656	3,757,467	438,687
Net Income (Loss) per Common Share - Diluted	$(0.81)	$(7.30)	$1.91	$(23.35)
Weighted Average Shares Outstanding - Diluted	4,214,950	789,656	4,092,880	438,687

Other Comprehensive Income (Loss):
Net Income (Loss)	$(3,413,326)	$(5,762,941)	$7,818,235	$(10,245,290)
Unrealized Gain on Marketable Securities	76,435	—	73,607	—
Foreign Currency Translation Adjustments	94,094	(40,310)	33,988	(83,430)
Comprehensive Income (Loss)	$(3,242,797)	$(5,803,251)	$7,925,830	$(10,328,720)